Exhibit (a)(1)(A)
Offer to Purchase for Cash
by
PERFECT CORP.
of
Up to 16,129,032 Class A Ordinary Shares
at a Purchase Price of $3.10 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 26, 2023,
UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Perfect Corp., a Cayman Islands exempted company with limited liability (the “Company,” “we,” “us” or “our”), is offering to purchase up to 16,129,032 class A ordinary shares, par value $0.10 per share of the Company (each, a “Class A Ordinary Share” or “share”) that are issued and outstanding at a price of $3.10 per share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in this offer to purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). We are offering to purchase for cash such number of Class A Ordinary Shares having an aggregate purchase price of no more than $50 million. Unless the context otherwise requires, all references to shares shall refer to the Class A Ordinary Shares of the Company. The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
Our Class A Ordinary Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “PERF”. On November 24, 2023, the reported closing price of the shares on the NYSE was $2.50 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.
The board of directors of the Company (the “Board of Directors”) has approved the Offer. However, none of the Company, the Board of Directors, Continental Stock Transfer & Trust Company (the “Depositary”) or Georgeson LLC (the “Information Agent”) is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, namely Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10.
If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”), in the event that more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 14.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery related to the Offer (the “Notice of Guaranteed Delivery”) or other related materials, you should contact the Information Agent.
Offer to Purchase, dated November 27, 2023

IMPORTANT INFORMATION
None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:
(1)
(a) if you hold book-entry shares registered in your own name with Continental Stock Transfer & Trust Company, our transfer agent and share registrar (such holder, a “registered shareholder”), you must complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at one of its addresses shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer, or

(b) if you are an institution participating in The Depository Trust Company (“DTC,” and such institution, a “DTC participant”) and desire to tender shares held in book-entry form through the facilities of DTC, you must tender all such shares you desire to tender through DTC. You must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Depositary for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Depositary a duly executed Letter of Transmittal.
A tender will be deemed to have been received only when the Depositary receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (I) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (II) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or
(2)
if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you.

If you desire to tender shares and your book-entry shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected through the procedure for guaranteed delivery set forth in Section 3.
To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the number of shares you are tendering.
Questions and requests for assistance in connection with the Offer may be directed to Georgeson LLC, the Information Agent for the Offer, at the telephone number and location listed below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

i

The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
U.S. Toll Free: 1-888-275-8186
International: 1-781-896-2319
Email: perfect@georgeson.com
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

ii

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SUMMARY TERM SHEET
We are providing this summary term sheet, in the form of questions and answers, about the Offer for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent as described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references in this summary to the sections of this Offer to Purchase where you will find a more complete discussion where helpful. The Company is at times referred to as “we,” “our” or “us.” We refer to our Class A Ordinary Shares as the “shares.”
Q.
Who is offering to purchase my shares?

A:
The issuer of the shares, Perfect Corp., is offering to purchase your shares. See Section 1.

Q.
What is the Company offering to purchase?

A:
We are offering to purchase up to 16,129,032 Class A Ordinary Shares at a price of $3.10 per share, for an aggregate purchase price of no more than $50 million. See Section 1.

Q.
What will be the purchase price for the shares and what will be the form of payment?

A:
We are offering to purchase up to 16,129,032 Class A Ordinary Shares, at a price of $3.10 per share, net to the seller in cash, without interest, less any applicable withholding taxes.

If any of your shares are purchased in the Offer, we will pay you the purchase price in cash, without interest, less any applicable withholding taxes, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
Q.
What happens if fewer than 16,129,032 shares are tendered?

A:
The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 16,129,032 shares are properly tendered, subject to the conditions of the Offer, we will purchase all such shares that are properly tendered and not properly withdrawn prior to the Expiration Time. See Sections 1 and 6.

Q.
What happens if more than 16,129,032 shares are tendered?

A:
If more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time, on a pro rata basis from among all shares so tendered. Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.

You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares on a pro rata basis, subject to the terms of the Offer, from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.
In accordance with the rules of the SEC, in the event that more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. See Section 1.

Q.
How will the Company pay for the shares?

A:
Assuming that the maximum of 16,129,032 shares are tendered in the Offer at the purchase price of $3.10 per share, the aggregate purchase price will be approximately $50 million. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.

Q.
How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

A:
You may tender your shares until the Offer expires. The Offer will expire at 5:00 P.M., New York City time, on December 26, 2023, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered as of the time when we decided to extend the Offer. We can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.
Q.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?

A:
If we extend the Offer, we will issue a press release (by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time) announcing the extension and the new Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Q.
What is the purpose of the Offer?

A:
On November 24, 2023, the Board of Directors approved a tender offer to purchase up to 16,129,032 Class A Ordinary Shares at a price of $3.10 per share for an aggregate purchase price of approximately $50 million, subject to certain limitations and legal requirements. The Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. The Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the Offer to share in a higher portion of our future potential.

The Offer provides our shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.
Q.
What is the accounting treatment of the Offer?

A:
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.

Q.
What are the significant conditions to the Offer?

A:
Our obligation to accept and pay for properly tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:

•
The closing price of our Class A Ordinary Shares on the NYSE shall not on any business day prior to (and including the date of) the Expiration Time be more than 10% below the closing price of our Class A Ordinary Shares on November 24, 2023.

•
The Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index shall not close on any business day prior to (and including the date of) the Expiration Time more than 10% below its respective close on November 24, 2023.

•
No legal action shall have been instituted, threatened or pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•
No commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States (“U.S.”) or Taiwan, or the material escalation of any such war, armed hostilities or other international calamity that had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer.

•
No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.

•
No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•
No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership shall have occurred.

•
We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our Class A Ordinary Shares to be subject to delisting from the NYSE or eligible for deregistration under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 6.
Q.
Following the Offer, will the Company continue as a public company?

A:
Yes. The completion of the Offer in accordance with its terms and conditions is not expected to cause the Company to be delisted from the NYSE or to stop being subject to the reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting from the NYSE or eligible for deregistration under the Exchange Act. See Section 6. Our Class A Ordinary Shares are registered under Section 12(b) of the Exchange Act, and therefore we are subject to the reporting requirements of the Exchange Act. Our Class A Ordinary Shares will continue to be registered under Section 12(b) of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.

Q.
How do I tender my shares?

A:
If you desire to tender all or part of your shares, you must do one of the following before 5:00 P.M., New York City time, on December 26, 2023, or any later time and date to which the Offer may be extended:

•
If you are a registered shareholder, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer.

•
If you are a DTC participant, you must tender your shares according to the procedure described in Section 3.

•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•
If you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Q.
Once I have tendered shares in the Offer, can I withdraw my tender?

A:
Yes. You can withdraw any shares you have tendered at any time before 5:00 P.M., New York City time, on December 26, 2023, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 P.M., New York City time, on December 26, 2023. See Section 4.

Q.
How do I withdraw shares I previously tendered?

A:
To withdraw shares, you must submit a written notice of withdrawal with the required information, and such notice must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Q.
Has the Company or the Board of Directors adopted a position on the Offer?

A:
The Board of Directors has approved the Offer on November 24, 2023. However, none of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Q.
Do the directors, executive officers or affiliated shareholders of the Company intend to tender their shares in the Offer?

A:
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, namely Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen, and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. Taobao China Holding Limited is the beneficial owner of 10,887,904 shares, which represent approximately 10.8% of the issued and outstanding shares. Taobao China Holding Limited has informed the Company that it intends to tender up to 10,874,596 shares in connection with the Offer. Wei-Hsin Tsen (Johnny Tseng), our senior vice president and chief technology officer, is the beneficial owner of 862,769 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Tsen has informed the Company that he intends to tender up to 170,000 shares in connection with the Offer. Pin-Jen (Louis) Chen, our executive vice president and chief strategy officer, is the beneficial owner of 283,491 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Chen has informed the Company that he intends to tender up to 280,000 shares in connection with the Offer. Weichuan (Wayne) Liu, our chief growth officer and president of Americas, is the beneficial owner of 377,103 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Liu has informed the Company that he intends to tender up to 40,000 shares in connection with the Offer. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof.

The proportional holdings of any of our directors, executive officers or other affiliated shareholders that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
Q.
If I decide not to tender, how will the Offer affect my shares?

A:
Shareholders who choose not to tender their shares (and not otherwise dispose of their shares) will own a greater percentage interest in our outstanding Class A Ordinary Shares following the consummation of the Offer. See Section 2.

Q.
What is the recent market price of my shares?

A:
On November 24, 2023, the reported closing price of the shares listed on the NYSE was $2.50 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Q.
When will the Company pay for the shares I tender?

A:
We will announce the results of the Offer (including any proration) and will promptly pay the purchase price, net to the seller in cash, without interest, less any applicable withholding tax, for the shares we purchase after the expiration of the Offer. See Section 5.

Q.
Will I have to pay brokerage commissions if I tender my shares?

A:
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Q.
What are the U.S. federal income tax consequences if I tender my shares?

A:
Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of shares from the Company. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the U.S. Along with your Letter of Transmittal, you are asked to submit the Internal Revenue Service (“IRS”) Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding at a rate equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). All shareholders should review the discussion in Sections 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.

Q.
Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer, and what will happen to the Share Repurchase Program (as defined below)?

A:
On November 24, 2023, the Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be effected until at least 10 business days after the Offer expires.

On May 4, 2023, we publicly announced that our Board of Directors had authorized the repurchase of up to $20 million of our Class A Ordinary Shares under the share repurchase program (the “Share Repurchase Program”). As of November 23, 2023, 258,853 Class A Ordinary Shares had been repurchased for an aggregate of $1,056,616.69, with the average purchase price of approximately $4.08 per share pursuant to the Share Repurchase Program. We have suspended the Share Repurchase Program on November 23, 2023 to comply with the Exchange Act and no further repurchases will be conducted prior to the expiration of 10 business days following the expiration of the Offer. See Sections 2 and 9.
Q.
Who can I talk to if I have questions?

A:
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS
None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Cautionary Note on Forward-Looking Statements.
We have not obtained a third-party determination that the Offer is fair to shareholders.
None of us, the Depositary or the Information Agent makes any recommendation as to whether you should tender your shares in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the shareholders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer to shareholders. You must make your own independent decision regarding your participation in the Offer.
Our affiliates may participate in the Offer.
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, namely Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen, and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10.
The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer.
We may not accept all of the shares tendered in the Offer.
Depending on the amount of shares tendered in the Offer, we may not accept all of the shares tendered in the Offer. Further, we may have to prorate the shares that we accept in the Offer. Any shares not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.
If the Offer is successful, there may be a limited trading market for the shares and the market price for the shares may be depressed.
Depending on the amount of shares that are accepted in the Offer, the trading market for the shares that remain outstanding after the Offer may be more limited. A reduced trading volume for shares may decrease the price and increase the volatility of the trading price of the shares that remain outstanding following the completion of the Offer.
The shares may be acquired by the Company other than through the Offer in the future.
From time to time in the future, to the extent permitted by applicable law, the Company may acquire shares that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue.
On November 24, 2023, the Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be effected until at least 10 business days after the Offer expires.

On May 4, 2023, we publicly announced that our Board of Directors had authorized the repurchase of up to $20 million of our Class A Ordinary Shares under the Share Repurchase Program. As of November 23, 2023, 258,853 Class A Ordinary Shares had been repurchased for an aggregate of $1,056,616.69, with the average purchase price of approximately $4.08 per share pursuant to the Share Repurchase Program. We have suspended the Share Repurchase Program on November 23, 2023 to comply with the Exchange Act and no further repurchases will be conducted prior to the expiration of 10 business days following the expiration of the Offer. See Sections 2 and 9.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “forecast,” “seek,” “schedule,” and similar expressions, as well as statements in future tense, identify forward-looking statements.
You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2022 and under the caption “Risk Factors” in our report on Form 6-K filed on October 3, 2023, as well as the factors relating to the transactions discussed in this Offer to Purchase, including the section titled “Certain Significant Considerations,” and the following: our ability to maintain the listing of our shares on the NYSE; changes adversely affecting the business in which we are engaged and general economic conditions; our business strategy and plans; the result of future financing efforts; our future market position and growth prospects; expected operating results, such as revenue growth and earnings; and other important factors described from time to time in the reports filed by the Company with the SEC, and the NYSE.
You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the related Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Class A Ordinary Shares:
We invite you to tender all or a portion of the Class A Ordinary Shares that you hold. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 16,129,032 shares at a price of $3.10 per share for an aggregate purchase price of approximately $50 million, net to the seller in cash, without interest, less any applicable withholding taxes.
The Offer will expire at 5:00 P.M. New York City time, on December 26, 2023, unless extended.
Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time. We will return any shares that we do not purchase due to proration, and such shares will be returned to the tendering shareholders at our expense promptly following the Expiration Time. In accordance with the rules of the SEC, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. See Section 1.
Tendering shareholders whose shares are registered in their own names and who tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, share transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
The Board of Directors has approved the Offer. However, none of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, namely Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen, and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10. The proportional holdings of any of our directors, executive officers or affiliated shareholders that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
As of November 23, 2023, there were 101,216,224 Class A Ordinary Shares issued and outstanding. The 16,129,032 shares that we are offering to purchase hereunder represent approximately 15.9% of the total number of issued Class A Ordinary Shares as of November 23, 2023. The shares are listed and traded on the NYSE under the symbol “PERF”. On November 24, 2023, the closing price of the shares as quoted on the NYSE was $2.50 per share.

Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

THE OFFER
1.   Terms of the Offer
General.   Upon the terms and subject to the conditions of the Offer, we will purchase up to 16,129,032 Class A Ordinary Shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $3.10 per share (the “Purchase Price”), net to the sellers in cash, for a total maximum Purchase Price of up to $50 million, as further described below under the heading “Purchase Price.”
The term “Expiration Time” means 5:00 P.M., New York City time, on December 26, 2023, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
In the event of an over-subscription of the Offer, as described below, shares tendered will be subject to proration based on the number of shares tendered prior to the Expiration Time.
Except as described herein, withdrawal rights expire at the Expiration Time.
If:
•
we increase or decrease the price to be paid for shares or increase or decrease the number of shares sought in the Offer (but, in the event of an increase, only if we increase the number of shares sought by more than 2% of the outstanding shares); and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 midnight, New York City time.
In accordance with the rules of the SEC, in the event that more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased.
Purchase Price.   The Purchase Price is $3.10 per Class A Ordinary Share. The Purchase Price has been calculated based on a premium of approximately 24% to the closing price of Class A Ordinary Shares on the NYSE as of November 24, 2023. See Certain Significant Considerations.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
All shares we acquire in the Offer will be acquired at the same purchase price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered and not properly withdrawn prior to the Expiration Time. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires.
If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 16,129,032 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.
Upon the terms and subject to the conditions of the Offer, if more than 16,129,032 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that only a portion and not all of the shares that a shareholder tenders in the Offer may be purchased.
Proration.   If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment (in order to avoid the purchase of fractional shares), proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. If applicable, we will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their respective brokers.
As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to such shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.   Purpose of the Offer; Certain Effects of the Offer; Other Plans
Purpose of the Offer.   On November 24, 2023, our Board of Directors approved a tender offer for up to 16,129,032 Class A Ordinary Shares, representing an aggregate purchase price of approximately $50 million at the offer price of $3.10 per share, which we may accept for payment in the Offer in accordance with the rules of the SEC. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential. See Certain Significant Considerations.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.
On May 4, 2023, we publicly announced that our Board of Directors had authorized the repurchase of up to $20 million of our Class A Ordinary Shares under the Share Repurchase Program. As of November 23, 2023, 258,853 Class A Ordinary Shares had been repurchased for an aggregate of $1,056,616.69, with the average purchase price of approximately $4.08 per share pursuant to the Share Repurchase Program. We have suspended the Share Repurchase Program on November 23, 2023 to comply with the Exchange Act and no further repurchases under the Share Repurchase Program will be conducted prior to the expiration of 10 business days following the expiration of the Offer.
Whether or to what extent we choose to make additional purchases under the Share Repurchase Program will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases under the Share Repurchase Program may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of the Offer. From time to time, our Board of Directors may authorize other programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any other program to repurchase the Company’s securities.

None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.
Certain Effects of the Offer.   Shareholders who do not tender their shares pursuant to the Offer (and not otherwise dispose of their shares) and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders (other than shareholders whose shares are fully tendered and accepted on a pro rata basis) may realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.
Shares we acquire pursuant to the Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or share plans or compensation programs for directors.
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a reduction in cash and cash equivalents in a corresponding amount.
The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and may reduce the number of our shareholders. These reductions may result in lower or higher share prices and/or reduced liquidity in the trading market for our Class A Ordinary Shares following completion of the Offer.
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, including Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10. The proportional holdings of any of our directors, executive officers or affiliated shareholders that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
Other Plans.   Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•
any material change in our present dividend policy, or indebtedness or capitalization, or our corporate structure or our business;

•
any changes in the our memorandum and articles of association or other governing instruments or other actions that could impede the acquisition of control of us;

•
any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•
the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

•
the suspension of our obligation to file reports under the Exchange Act; or

•
the acquisition or disposition by any person of our securities.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.
3.   Procedures for Tendering Shares
Valid Tender.   If you desire to tender all or any portion of your shares, you must either:
(1)   (a) if you are a registered shareholder, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at one of its addresses shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer, or
(b) if you are a DTC participant and desire to tender shares held in book-entry form through the facilities of DTC, all of the shares must be tendered through DTC. You must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message to the Depositary for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Depositary a duly executed Letter of Transmittal.
A tender will be deemed to have been received only when the Depositary receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (I) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (II) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or
(2)   if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your shares are owned in “street name,” you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you.
The valid tender of shares by you via one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.
We urge shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees to consult their respective brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through such brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.
The shares may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:
•
the Letter of Transmittal is signed by a registered holder, or a participant in DTC whose name appears on a security position listing as the owner of the shares, and such holder or DTC participant has not completed either of the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” within the Letter of Transmittal; or

•
the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

The Company will make payment for shares tendered and accepted for purchase in the Offer only after the Depositary timely receives (i) as to DTC participants, a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal, or (ii) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal.
Guaranteed Delivery.   If you wish to tender shares under the Offer and your book-entry shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•
your tender is made by or through an eligible institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) as to a registered shareholder, a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and all other required documents; or (ii) as to a DTC participant, a book-entry confirmation evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees (or an agent’s message), and any other documents required by the Letter of Transmittal.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Book-Entry Delivery.   We have been informed by Continental Stock Transfer & Trust Company, the Company’s transfer agent and share registrar, that none of our shares are certificated.
As to registered shareholders, a shareholder should deliver a completed and signed Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at one of its addresses shown on the Letter of Transmittal. Such shareholder should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer.
As to DTC participants, the Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of shares into the Depositary’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Depositary through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Depositary at its address set forth on the back page of this Offer to Purchase before the Expiration Time.
Method of Delivery.   The method of delivery of book-entry shares, either through the Letter of Transmittal and all other required documents for registered shareholders, or through the DTC for DTC participants, is at the election and risk of the tendering shareholder. If you plan to make delivery of Letter of Transmittal by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Appraisal Rights.   You will have no appraisal rights in connection with the Offer.
U.S. Federal Backup Withholding Tax.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (i.e., employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct and that such shareholder or other payee is exempt from backup withholding, or such shareholder or other payee otherwise establishes an exemption from backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the shareholder or other payee may also be subject to certain penalties imposed by the IRS. Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Depositary that such tendering U.S. Holder is not subject to backup withholding. Certain shareholders (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such shareholder generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s non-U.S. status. Tendering shareholders can obtain other applicable forms from the Depositary or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.
Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST

PROVIDE THE DEPOSITARY WITH A COMPLETED IRS FORM W-9 OR IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.
Where shares are tendered on behalf of the shareholder by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the shareholder to the DTC participant, instead of the Depositary, in accordance with the DTC participant’s applicable procedures.
For a discussion of certain material U.S. federal income tax consequences to tendering shareholders, see Section 13.
Return of Withdrawn Shares.   In the event of proper withdrawal of tendered shares, as to DTC participants, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at DTC without expense to the shareholder. As to registered shareholders, the Depositary will return the unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, back to these registered shareholders.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of shares, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular share or any particular shareholder, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the shareholder cures, or the Company waives, all defects or irregularities. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement.   A tender of shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.
In addition, it is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. As such, a tender of shares made pursuant to any method of delivery set forth herein will also constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.
Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
4.   Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares. You may also withdraw your previously tendered shares at any time after 5:00 P.M., New York City time, on December 26, 2023, unless such shares have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered shareholder to be withdrawn, if different from the name of the person who tendered the shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn shares and otherwise comply with the DTC’s procedures.
Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.   Purchase of Shares and Payment of Purchase Price
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, shares that are properly tendered and not properly withdrawn only when and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•
as to a DTC participant, (a) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (b) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or as to a registered shareholder, a properly completed and duly executed Letter of Transmittal; and

•
any other required documents by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Shares tendered and not purchased, including shares not purchased due to proration will stay at the registered shareholder’s book-entry account at our transfer agent, or, in the case of shares tendered by book-entry transfer through the facilities of DTC, will be credited to the appropriate account maintained by relevant DTC participants at the DTC, in each case without expense to the shareholder.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.
We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.
6.   Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered shares promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the closing price of our Class A Ordinary Shares on the NYSE is, on any business day prior to (and including the date of) the Expiration Time, more than 10% below the closing price of our Class A Ordinary Shares on November 24, 2023;

•
the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index closes, on any business day prior to (including the date of) the Expiration Time, more than 10% below its respective close on November 24, 2023;

•
commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the U.S. or Taiwan, or the material escalation of any such war, armed hostilities or other international calamity that had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition,

operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;
•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
there has been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•
could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•
we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 24, 2023);

•
a tender or exchange offer for any or all of our outstanding ordinary shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 24, 2023, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;
•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•
we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from the NYSE or eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of this Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offer. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the shareholders of such condition in the form of an amendment to the tender offer and advise whether the Company elects to waive such condition and, if necessary, extend the Expiration Time of the Offer.
Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.
7.   Price Range of the Shares; Dividends
The shares are traded on the NYSE under the symbol “PERF”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE, based on published financial sources.
	Fiscal Year Ending December 31, 2023
	High	Low
First Quarter	$8.38	$5.31
Second Quarter	6.75	4.00
Third Quarter	5.05	2.60
Fourth Quarter (till November 24, 2023)	3.30	2.20
	Fiscal Year Ending December 31, 2022
	High	Low
Fourth Quarter (from October 31, 2022)	21.03	4.90
On November 24, 2023, the reported closing price of the shares listed on the NYSE was $2.50 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.
We have not declared or paid cash dividends to holders of our shares since our inception. We have no current plans to pay cash dividends to holders of our shares.
8.   Source and Amount of Funds
Assuming that 16,129,032 shares are purchased in the Offer at the purchase price of $3.10 per share, the aggregate purchase price will be approximately $50 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our available cash and cash equivalents. The Offer is not conditioned upon obtaining financing. See Section 6. As of November 24, 2023, we have no plan to use alternative financing arrangements or alternative financing plans in the event that our available cash and cash equivalents are insufficient to fund the purchase of shares in the Offer.
9.   Information about Perfect Corp.
Perfect Corp. was incorporated as a Cayman Islands exempted company on February 13, 2015, as a spin-off from CyberLink Corp., a company incorporated in Taiwan and listed on the Taiwan Stock Exchange under the code 5203 (“CyberLink”). We primarily focused on the development of makeup virtual try-on solutions. From 2015 to 2017, we refined our technology based on market feedback and expanded our development into other beauty solutions, such as nail virtual try-on and skin diagnostics on our mobile apps. Over the 2016 through 2017 period, we grew to a platform with over 300 million users of our mobile apps, which further provided feedback and guidance on consumer tastes and preferences. In 2017, we launched our Software-as-a-Service (“SaaS”) business model to further monetize the technology and gain further support from large brands and retailers. With more beauty solutions such as hair color virtual try-on being developed, by the end of 2018, we were already able to provide a complete SaaS series of services. Our goal then moved to becoming a one-stop shop for augmented reality (“AR”)- and artificial intelligence (“AI”)-beauty and fashion solutions. Since early 2019, we introduced beauty tech AI and formed numerous partnerships with e-commerce and social media leaders, including Alphabet (Google and YouTube), Meta (Instagram) and Snap, as well as Asia tech platforms such as Alibaba (Taobao and Tmall). Such partnerships have been critical to our growth as an omni-channel service provider. In mid-2021, we expanded our path into the fashion tech area, which includes products such as virtual try-on for eyewear, jewelry, headwear and watches. With innovation at the heart of our values, we seek to continue to expand our product portfolio and strengthen our leadership as provider of AR- and AI-powered solutions dedicated to the beauty and fashion industry.
On October 28, 2022 (the “Closing Date”), we consummated the previously announced business combination with Provident Acquisition Corp. (“Provident”), pursuant to the agreement and plan of merger, dated as of March 3, 2022 , by and among Provident, the Company, Beauty Corp. (“Merger Sub 1”) and Fashion Corp. (“Merger Sub 2”), as may be amended and/or restated from time to time, including the first amendment to agreement and plan of merger, dated as of September 16, 2022 by and among Provident, the Company, Merger Sub 1, and Merger Sub 2 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub 1 merged with and into Provident, with Provident surviving the first merger as a wholly owned subsidiary of the Company (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Provident merged with and into Merger Sub 2, with Merger Sub 2 surviving the second merger as a wholly owned subsidiary of the Company (the “Second Merger”).
On October 31, 2022, our Class A Ordinary Shares and warrants commenced trading on the NYSE under the symbols “PERF” and “PERF WS,” respectively.
The mailing address of our principal executive office is 14F, No. 98 Minquan Road, Xindian District, New Taipei City 231, Taiwan, and our telephone number is +886-2-8667-1265. Our website address is www.perfectcorp.com. The information on our website is not a part of this annual report.
The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.
Our agent for service of process in the U.S. is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168.
Where You Can Find More Information
We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an issuer tender offer statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, Class A Ordinary Shares, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.
(a)   Our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 30, 2023; and
(b)   Our report on Form 6-K filed with the SEC on October 3, 2023.
Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:
Perfect Corp.
14F, No. 98 Minquan Road
Xindian District
New Taipei City 231
Taiwan
Telephone: +886-2-8667-1265
Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: www.perfectcorp.com. Information contained on our website is not part of, and is not incorporated into, this Offer to Purchase.
10.   Interest of Directors, Executive Officers and Other Affiliates; Transactions and Arrangements Concerning the Shares
As of November 23, 2023, there were 101,216,224 Class A Ordinary Shares issued and outstanding. The 16,129,032 shares we are offering to purchase under the Offer represent approximately 15.9% of the total number of issued and outstanding shares as of November 23, 2023.

The following table sets forth information regarding beneficial ownership of our Class A Ordinary Shares of which we are aware as of November 23, 2023, for (i) affiliated shareholders and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each Class A Ordinary Share held.
Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of November 24, 2023, none of our directors has informed the Company that he or she intends to participate in the Offer. An affiliated shareholder of the Company, namely Taobao China Holding Limited, and three executive officers of the Company, namely Wei-Hsin Tsen (Johnny Tseng), Pin-Jen (Louis) Chen, and Weichuan (Wayne) Liu have informed the Company that they intend to tender their respective shares, which in the aggregate totals up to 11,364,596 shares. Taobao China Holding Limited is the beneficial owner of 10,887,904 shares, which represent approximately 10.8% of the issued and outstanding shares. Taobao China Holding Limited has informed the Company that it intends to tender up to 10,874,596 shares in connection with the Offer. Wei-Hsin Tsen (Johnny Tseng), our senior vice president and chief technology officer, is the beneficial owner of 862,769 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Tsen has informed the Company that he intends to tender up to 170,000 shares in connection with the Offer. Pin-Jen (Louis) Chen, our executive vice president and chief strategy officer, is the beneficial owner of 283,491 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Chen has informed the Company that he intends to tender up to 280,000 shares in connection with the Offer. Weichuan (Wayne) Liu, our chief growth officer and president of Americas, is the beneficial owner of 377,103 shares, which represent less than 1.0% of the issued and outstanding shares. Mr. Liu has informed the Company that he intends to tender up to 40,000 shares in connection with the Offer. However, none of such entity or individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. To the extent that one or more of the persons listed in the table below tender some or all of its shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.
	Class A Ordinary Shares Beneficially Owned as of November 23, 2023
Name of Beneficial Owner	Number	Percentage
Affiliated Shareholders
CyberLink International Technology Corp.	36,960,961	36.5%
Taobao China Holding Limited	10,887,904	10.8%
Provident Acquisition Holdings Ltd. (the “Sponsor”)	14,491,467(1)	13.0%
Directors and Executive Officers
Alice H. Chang	16,886,092(2)	14.3%
Wei-Hsin Tsen (Johnny Tseng)	882,243(3)	*%
Weichuan (Wayne) Liu	397,020(4)	*%
Pin-Jen (Louis) Chen	305,621(5)	*%
Jau-Hsiung Huang	148,274	*%
Hsiao-Chuan (Iris) Chen	80,554(6)	*%
Michael Aw	—	%
Jianmei Lyu	—	%
Meng-Shiou (Frank) Lee	—	%
Philip Tsao	18,589(7)	*%
Chung-Hui (Christine) Jih	—	%

*
Less than 1.0%

(1)
Represents (i) 4,891,467 Class A Ordinary Shares held by the Sponsor, (ii) 3,000,000 Class A Ordinary Shares consisting of (a) 2,000,000 Class A Ordinary Shares acquired by Aventis Star Investments Limited, an affiliate of the Sponsor (“Aventis”), and (b) 1,000,000 Class A Ordinary Shares issuable upon the exercise of 1,000,000 warrants acquired by Aventis, and (iii) 6,600,000 Class A Ordinary Shares issuable upon the exercise of 6,600,000 warrants held by the Sponsor. The number of Class A Ordinary Shares disclosed herein does not include 1,175,624 Sponsor Earnout Promote Shares (as defined below) issuable to the Sponsor upon the occurrence of certain milestones. In accordance with Rule 13d-3(d)(1)(i) under the Exchange Act, Class A Ordinary Shares not outstanding which are subject to warrants owned by the Sponsor and its affiliate shall be deemed to be outstanding for the purpose of computing their percentage ownership of outstanding Class A Ordinary Shares but shall not be deemed to be outstanding for the purpose of computing the percentage ownership of Class A Ordinary Shares by any other person.
(2)
Represents (i) 10,622,620 class B ordinary shares, par value $0.10 per share of the Company (each, a “Class B Ordinary Share”) held by GOLDEN EDGE CO., LTD., a British Virgin Islands company in which Ms. Alice H. Chang has a controlling interest, (ii) 4,669,346 Class B Ordinary Shares held by DVDonet.com. Inc., a British Virgin Islands company wholly owned by World Speed Company Limited, which is a British Virgin Islands company wholly owned by Ms. Alice H. Chang, (iii) 523,008 Class B Ordinary Shares held by World Speed Company Limited, a British Virgin Islands company wholly owned by Ms. Alice H. Chang, (iv) 973,744 Class B Ordinary Shares held by Ms. Alice H. Chang; and (v) 97,374 Class B Ordinary Shares issuable upon vesting and exercising of the options granted to Ms. Alice H. Chang under the Company’s 2021 stock compensation plan, dated December 13, 2021, as amended (the “Share Incentive Plan”). Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the shareholder.

(3)
Represents (i) 862,769 Class A Ordinary Shares held by Mr. Wei-Hsin Tsen (Johnny Tseng), and (ii) 19,474 Class A Ordinary Shares issuable upon vesting and exercising of the options granted to Mr. Wei-Hsin Tsen (Johnny Tseng) under the Share Incentive Plan.

(4)
Represents (i) 377,103 Class A Ordinary Shares held by Mr. Weichuan (Wayne) Liu, and (ii) 19,917 Class A Ordinary Shares issuable upon vesting and exercising of the options granted to Mr. Weichuan (Wayne) Liu under the Share Incentive Plan.

(5)
Represents (i)283,491 Class A Ordinary Shares held by Mr. Pin-Jen (Louis) Chen, and (ii) 22,130 Class A Ordinary Shares issuable upon vesting and exercising of the options granted to Mr. Pin-Jen (Louis) Chen under the Share Incentive Plan.

(6)
Represents (i) 69,932 Class A Ordinary Shares held by Ms. Hsiao-Chuan (Iris) Chen, and (ii) 10,622 Class A Ordinary Shares issuable upon vesting and exercising of the options granted to Ms. Hsiao-Chuan (Iris) Chen under the Share Incentive Plan.

(7)
Represents (i) 5,311 Class A Ordinary Shares held by Mr. Philip Tsao, and (ii) 13,278 Class A Ordinary Shares issuable upon vesting and exercising of the options granted to Mr. Philip Tsao under the Share Incentive Plan.

Recent Securities Transactions
Except for the securities transactions set forth below by the Company and Taobao China Holding Limited, based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the shares during the sixty days prior to November 23, 2023.
Open Market Repurchases by the Company
On May 4, 2023, we publicly announced that our Board of Directors had authorized the repurchase of up to $20 million of our Class A Ordinary Shares under the Share Repurchase Program. As of November 23, 2023, 258,853 Class A Ordinary Shares had been repurchased for an aggregate of $1,056,616.69, with the average purchase price of approximately $4.08 per share pursuant to the Share Repurchase Program. The following open market repurchases of our Class A Ordinary Shares have been effected by the Company under the Share Repurchase Program in the past 60 days:
Date of Repurchase	Number of Shares	Average Price per Share ($)
9/25/2023	1,450	3.3881
9/26/2023	1	3.3900
9/27/2023	1,159	3.2931
9/29/2023	1,200	3.2749
10/2/2023	2,927	3.2554
10/3/2023	2,647	3.1205
10/4/2023	1,646	2.9458
10/5/2023	2,927	2.9181
10/6/2023	98	2.8700
10/9/2023	3,026	2.9801
10/10/2023	1,876	2.9433

Date of Repurchase	Number of Shares	Average Price per Share ($)
10/11/2023	3,026	2.9739
10/12/2023	3,026	2.8952
10/13/2023	782	2.9326
10/16/2023	1,613	2.9884
10/17/2023	2,642	2.9816
10/18/2023	140	2.8942
10/19/2023	1,500	2.9354
10/20/2023	718	2.9614
10/23/2023	427	2.7342
10/24/2023	154	2.5054
10/25/2023	1,819	2.8955
10/26/2023	1,762	2.5666
10/27/2023	1,819	2.5041
10/30/2023	2,400	2.5258
10/31/2023	2,400	2.5084
11/1/2023	2,400	2.5112
11/2/2023	1,205	2.4963
11/3/2023	2,400	2.4608
11/6/2023	146	2.4132
11/7/2023	2,200	2.4631
11/8/2023	2,200	2.4596
11/9/2023	201	2.5099
11/10/2023	2,200	2.5148
11/13/2023	2,000	2.6841
11/14/2023	2,000	2.7149
11/15/2023	2,000	2.6917
11/16/2023	2,000	2.6710
11/17/2023	520	2.6000
11/20/2023	2,400	2.7781
11/21/2023	2,400	2.5337
11/22/2023	2,400	2.5497
No further repurchases will be conducted under the Share Repurchase Program prior to the expiration of 10 business days following the expiration of the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing shares outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares other than pursuant to the Offer until 10 business days after the date of expiration of the Offer, subject to certain exceptions. Whether or to what extent we choose to make additional purchases under the Share Repurchase Program will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases under the Share Repurchase Program may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of the Offer. From time to time, our Board of Directors may authorize other programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any other program to repurchase the Company’s securities.
Securities Transactions by Taobao China Holding Limited
Date of Transaction	Purchase / Sale	Number of Shares	Average Price per Share ($)	Type of Transaction
11/2/2023	Sale	1,806	2.4654	Open Market
11/3/2023	Sale	3,600	2.3442	Open Market
11/6/2023	Sale	1,200	2.365	Open Market
11/7/2023	Sale	3,078	2.3361	Open Market
11/8/2023	Sale	3,624	2.402	Open Market
Past Transactions and Agreements
Business Combination Agreement.   See Section 9. The Business Combination Agreement and its first amendment are filed as exhibits (d)(1) and (d)(2) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Perfect Shareholder Lock-Up Agreement.   On October 28, 2022, the Company, Provident, and certain shareholders of the Company (the “Perfect Lock-Up Shareholders”) entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each Perfect Lock-Up Shareholders agreed, during the applicable lock-up period of six months or 12 months. All the lock-up restrictions under the Lock-Up Agreement have expired as of the date of the Offer. The form of Lock-Up Agreement is filed as exhibit (d)(12) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Sponsor Letter Agreement.   Concurrently with the execution and delivery of the Business Combination Agreement on March 3, 2022, the Company, Provident, and the Sponsor entered into a sponsor letter agreement (the “Sponsor Letter Agreement,” as amended on September 16, 2022), pursuant to which the Sponsor agreed, during the period of 12 months from and after October 28, 2022, subject to customary exceptions, not to transfer its shares or warrants of the Company. The lock-up restrictions under the Lock-Up Agreement have expired as of the date of the Offer. Pursuant to the Sponsor Letter Agreement, the Company agreed to issue certain earnout shares to the Sponsors. Subject to the terms and conditions contemplated by the Sponsor Letter Agreement, upon the occurrence of certain specific sponsor earnout events from October 28, 2022 to October 28, 2027 (“Earnout Period”), Perfect will issue up to 1,175,624 Class A Ordinary Shares (the “Sponsor Earnout Promote Shares”) to Sponsor, with (a) 50% of the Sponsor Earnout Promote Shares issuable if over any 20 trading days within any thirty-trading-day period during the Earnout Period the daily volume-weighted average price of the Class A Ordinary Shares is greater than or equal to $11.50, and (b) 50% of the Sponsor Earnout Promote Shares issuable if over any twenty (20) trading days within any thirty-trading-day period during the Earnout Period the daily volume-weighted average price of the Class A Ordinary Shares is greater than or equal to $13.00. The form of Sponsor Letter Agreement and its first amendment are filed as exhibits (d)(7) and (d)(19) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Registration Rights and Registration Statements.   Concurrently with the execution and delivery of the Business Combination Agreement on March 3, 2022, Provident, the Company and certain investors (the “PIPE Investors”) entered into certain subscription agreements containing certain registration obligations of the Company. The form of such subscription agreement is filed as exhibit (d)(6) to the Schedule TO, of which this Offer to Purchase constitutes a part. On October 28, 2022, the Company, Sponsor and certain shareholders of the Company entered into a registration rights agreement containing customary registration rights for Sponsor and the shareholders of the Company who are parties thereto. The form of such registration rights agreement is filed as exhibit (d)(13) to the Schedule TO, of which this Offer to Purchase constitutes a part.
To satisfy the registration rights granted to PIPE Investors, the Sponsor and certain other shareholders of the Company, the Company initially filed a registration statement on Form F-1 (File No. 333-268057) on October 28, 2022 (as amended and supplemented from time to time, the “Prior F-1”), which was declared effective by SEC on January 17, 2023. The Prior F-1 was amended by the post-effective amendment No. 1 to Form F-1 (as amended and supplemented from time to time, the “POS AM F-1”) filed on March 30, 2023, which was declared effective on April 5, 2023. A registration statement was filed to convert the POS AM F-1 into a registration statement on Form F-3 on October 3, 2023, which was declared effective on October 18, 2023.
Previous Warrant Agreements.   In connection with the Business Combination, on October 28, 2022, Provident, the Company and Continental Stock Transfer & Trust Company entered into an assignment, assumption and amendment agreement, pursuant to which Provident assigned to the Company all of its rights, title, interests, and liabilities and obligations in and under an existing warrant agreement dated as of January 7, 2021, by and between Provident and Continental Stock Transfer & Trust Company. The form of such assignment, assumption and amendment agreement and such existing warrant agreement are respectively filed as exhibits (d)(5) and (d)(4) to the Schedule TO, of which this Offer to Purchase constitutes a part. Upon the consummation of the Business Combination, 6,600,000 warrants of Provident previously purchased by the Sponsor pursuant to a sponsor warrant purchase agreement dated January 7, 2021 and 2,750,000 warrants previously purchased by three forward purchase investors (including their respective successors and assigns) pursuant to certain forward purchase agreements dated September 29, 2022 were exchanged to warrants of the Company. Such sponsor warrants purchase agreement and three forward purchase agreements are respectively filed as exhibits (d)(8), (d)(9), (d)(10) and (d)(11) to the Schedule TO, of which this Offer to Purchase constitutes a part.
2021 Share Incentive Plan.   On October 25, 2022, the Board of Directors adopted and approved an amendment to the Company’s 2021 stock compensation plan, dated December 13, 2021 (the “Share Incentive Plan”), which grants certain employee (the “Participant”) an option to purchase a certain number of Class A Ordinary Shares or class B ordinary shares of the Company (“Class B Ordinary Shares”), equal to the number of Class A Ordinary Shares or Class B Ordinary Shares set forth in the incentive stock option agreement entered into between the Company and the Participant (the “Option Shares”), subject to the administration of the Board of Directors, the chief executive officer of the Company (the “Chief Executive Officer”), or the senior officer(s) designated by the Board of Directors from time to time for administration of the Share Incentive Plan. The maximum aggregate number of Option Shares that may be issued by the Company to be granted under the Share Incentive Plan shall be 5,311,310 Option Shares. Up to 5,311,310 Class A Ordinary Shares and/or Class B Ordinary Shares may be issued under the Share Incentive Plan. In the case that the optionee is Alice H. Chang, the Option Shares to be issued to Alice shall be Class B Ordinary Shares. The Option Shares to be issued to any other optionee shall be Class A Ordinary Shares. The Share Incentive Plan and its amendment are filed as exhibits (d)(16) and (d)(17) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Share Repurchase Program.   On May 4, 2023, the Company publicly announced that the Board of Directors had authorized the repurchase of up to $20 million of Class A Ordinary Shares under the Share Repurchase Program. As of November 23, 2023, 258,853 Class A Ordinary Shares had been repurchased for an aggregate of $1,056,616.69, with the average purchase price of approximately $4.08 per share, under the Share Repurchase Program. We have suspended the Share Repurchase Program on November 23, 2023 to comply with the Exchange Act and no further repurchases will be conducted under the Share Repurchase Program prior to the expiration of 10 business days following the expiration of the Offer. See “Recent Securities Transactions” under this section.
Lease Agreement.   Perfect Mobile Corporation (“Perfect Taiwan”) entered into a property lease agreement, dated as of June 1, 2017, with CyberLink for a monthly rental of NTD538,842 to lease premises for use as offices (the “Office Leases”) for two years starting from June 1, 2017 (the “2017 Taiwan Property Lease Agreement”). The rental was paid to CyberLink on a monthly basis. On June 1, 2019 and June 1, 2021, respectively, Perfect Taiwan renewed the Office Leases on the same terms as those of the 2017 Taiwan Property Lease Agreement. In 2023, Perfect Taiwan and CyberLink entered into a new property lease agreement, for two years starting from June 1, 2023 to May 31, 2025 for Office Leases, with same terms as those of the 2017 Taiwan Property Lease Agreement. The office lease agreements are respectively filed as exhibits (d)(18) and (d)(20) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Director Indemnification Agreement.   We have entered into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by Cayman Islands law against liabilities that may arise by reason of their directorship, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. A director indemnification agreement, dated as of February 25, 2022, by and among Perfect Corp., Jianmei Lyu and Taobao China Holding Limited and a form of director indemnification agreement are filed as exhibits (d)(14) and (d)(15) to the Schedule TO, of which this Offer to Purchase constitutes a part.
Director Equity Incentive Plan.   On October 23, 2023, the Board of Directors adopted and approved a director equity incentive plan (the “Director Equity Incentive Plan”), which permits the grant of restricted share awards, restricted share units and other share-based awards (including, without limitation, the grant or offer for sale of unrestricted shares) (“Awards”), subject to the administration of Alice H. Chang, Chief Executive Officer, in her capacity of administrator. All Directors are eligible to participate in this Director Equity Incentive Plan. The Director Equity Incentive Plan is filed as exhibit (d)(21) to the Schedule TO, of which this Offer to Purchase constitutes a part.
General.   Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.
11.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from the NYSE or eligible for deregistration under the Exchange Act. See Section 6.
12.   Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.
13.   Tax Considerations
Certain Material U.S. Federal Income Tax Consequences of the Offer
The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based upon the

Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions or “financial services entities”; broker-dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the U.S.; persons that actually or constructively own 10% or more of our voting shares; persons that hold our Class A Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; persons required to recognize income no later than when such income is included on an “applicable financial statement”; persons that sell our Class A Ordinary Shares as part of a wash sale for tax purposes; or U.S. Holders whose functional currency is not the U.S. dollar). This discussion does not address the application of the Medicare contribution tax on net investment income, any U.S. federal tax other than U.S. federal income tax (such as the estate or gift tax), the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Shareholders should consult their tax advisors as to the particular consequences to them of participation in the Offer.
As used herein, a “U.S. Holder” means a beneficial shareholder that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the U.S., (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the U.S. can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.
If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.
Shareholders that are not U.S. Holders are referred to as “Non-U.S. Holders.”
Material Considerations of U.S. Holders
Exchange of Shares Pursuant to the Offer.   An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Assuming we do not constitute a passive foreign investment company, or PFIC, for any taxable year, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder) are taxed at preferential rates. Capital losses are subject to limitations on their use.
If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution. Subject to the PFIC rules discussed below, any distributions made by us with respect to Class A Ordinary Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Class A Ordinary Shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on Class A Ordinary Shares to a U.S. Non-Corporate Holder will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S. (such as NYSE on which the Class A Ordinary Shares are currently listed); (2) we are not a PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we will be in the current year, or were in 2022); (3) the U.S. Non-Corporate Holder has owned the Class A Ordinary Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Class A Ordinary Shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
PFIC Rules.   Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our Class A Ordinary Shares, either:
•
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•
at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock.
We may hold, directly or indirectly, interests in other entities that are PFICs (“Lower-tier PFICs”). If we are a PFIC, each U.S. Holder will be treated as owning its pro rata share by value of the stock of any such Lower-tier PFICs.
We do not believe that we were a PFIC for 2022 nor will we be a PFIC for 2023. However, this conclusion is a factual determination that is made annually and it is therefore possible that we were a PFIC in 2022 and that we could be a PFIC in the current year.

If a U.S. Holder has not made a valid mark-to-market election as discussed below, and Class A Ordinary Shares that the U.S. Holder sells in the Offer are treated as stock in a PFIC, then the U.S. Holder will generally be subject to special rules with respect to:
•
any gain the U.S. Holder realizes on the sale of its Class A Ordinary Shares pursuant to the Offer, and

•
if a sale of the U.S. Holder’s Class A Ordinary Shares in the Offer is treated as a distribution to the U.S. Holder for tax purposes, any portion of such distribution that is treated as an “excess distribution” (generally, any distributions to the U.S. Holder during a single taxable year, other than the taxable year in which its holding period in the Class A Ordinary Shares begins, that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares that preceded the taxable year in which it receive the distribution).

Under these rules:
•
the gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares,

•
the amount allocated to the current taxable year or to prior years before the first year in which the Company was a PFIC with respect to the U.S. Holder will be taxed as ordinary income,

•
the amount allocated to each other prior year will be taxed at the highest tax rate in effect for that year, and

•
the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

U.S. Holders may be eligible to make a mark-to-market election with respect to the Class A Ordinary Shares. If a U.S. Holder has made a valid election, then the excess distribution rules described above would not apply and if Class A Ordinary Shares that the U.S. Holder sells in the Offer are treated as stock in a PFIC, then any gain recognized on the sale of the Class A Ordinary Shares will be treated as ordinary income, any loss incurred on the sale of the Class A Ordinary Shares will be treated as ordinary loss to the extent of any mark-to-market gains for prior years and any amount treated as a distribution would generally give rise to ordinary dividend income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable U.S. Treasury Regulations. The Class A Ordinary Shares are listed on NYSE, which the Company expects to be a qualified exchange. A U.S. Holder subject to the PFIC rules discussed above is required to file IRS Form 8621 in respect of any gain realized or any amount treated as received in a distribution pursuant to the Offer.
If a U.S. Holder is deemed to own its proportionate share of any Lower-tier PFICs and, if it is treated as selling its Class A Ordinary Shares, it would be treated as disposing of such proportionate share of any such Lower-tier PFICs. U.S. Holders should be aware that the interest charge regime described above could be applied to any such indirect gains and the mark-to-market election generally would not be effective for such subsidiaries, even if they have made a valid mark-to-market election with respect to their Class A Ordinary Shares. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to any of the Company’s subsidiaries.
Material Considerations of Non-U.S. Holders.
Tendering Non-U.S. Holders of Class A Ordinary Shares generally should not be subject to U.S. federal income or withholding tax, unless the proceeds from the Offer are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the U.S.).
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Class A Ordinary Shares within the U.S. to a U.S. Non-Corporate Holder and to the proceeds from sales and other dispositions of our Class A Ordinary Shares to or through a U.S. office of a broker by a

U.S. Non-Corporate Holder. Payments made (and sales and other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our Class A Ordinary Shares to a U.S. Non-Corporate Holder and the proceeds from sales and other dispositions of our Class A Ordinary Shares by a U.S. Non-Corporate Holder, who:
•
fails to provide an accurate taxpayer identification number;

•
is notified by the IRS that backup withholding is required; or

•
fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such shareholder to a refund, provided that certain required information is timely furnished to the IRS.
Non-Tendering Shareholders
Shareholders who do not sell Class A Ordinary Shares pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A SHAREHOLDER’S PARTICULAR SITUATION. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
Certain Cayman Islands Tax Considerations
The following is a discussion of certain Cayman Islands tax considerations in relation to our ordinary shares. The discussion is of a general nature and is a general summary of present law, which is subject to prospective and retroactive change and is included herein for information purposes only. It is not intended to be and should not be construed as legal or tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Shareholders should consult their own tax advisers with respect to their particular circumstances and the effects of state, local or foreign laws, including Cayman Islands tax law, to which they may be subject.
Under existing Cayman Islands laws, payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act (As Revised)
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Perfect Corp. (the “Company”):
1.
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1.
On or in respect of the shares, debentures or other obligations of the Company; or

2.2.
by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of TWENTY years from 10th day of August 2022.
14.   Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to shareholders or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through the Company’s investor relations firm. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If:
•
we increase or decrease the price to be paid for shares or increase or decrease the number of shares sought in the Offer (but, in the event of an increase, only if we increase the number of shares sought by more than 2% of the outstanding shares); and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 midnight, New York City time.

15.   Fees and Expenses
We have retained Georgeson LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
16.   Miscellaneous
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an issuer tender offer statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good-faith effort to comply with the applicable law where practicable.
You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.
The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
If delivering by mail, or by hand, express mail, courier
or other expedited service:
Continental Stock Transfer & Trust Company
1 State Street, 30th FL
Attention: Reorg Department
New York, NY 10004

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
U.S. Toll Free: 1-888-275-8186
International: 1-781-896-2319
Email: perfect@georgeson.com